Exhibit 10(bb)

CRACKER BARREL OLD COUNTRY STORE, INC.

 DEFERRED COMPENSATION PLAN

(effective January 1, 2009)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND CONSTRUCTION

ARTICLE II	ADMINISTRATION

ARTICLE III	PARTICIPATION

ARTICLE IV	BENEFITS

ARTICLE V	VESTING

ARTICLE VI	TRUST

ARTICLE VII	PAYMENT OF BENEFITS

ARTICLE VIII	IN-SERVICE DISTRIBUTIONS

ARTICLE IX	NATURE OF THE PLAN

ARTICLE X	AMENDMENT AND TERMINATION

ARTICLE XI	CLAIMS PROCEDURE

ARTICLE XII	MISCELLANEOUS

CRACKER BARREL OLD COUNTRY STORE, INC.

 DEFERRED COMPENSATION PLAN

WITNESSETH:

WHEREAS, effective as of January 1, 1994, Cracker Barrel Old Country Store, Inc. (the “Company”) adopted the Cracker Barrel Old Country Store, Inc. Deferred Compensation Plan (the “Prior Plan”) to provide retirement and incidental benefits for certain outside directors of the Company; and

WHEREAS, effective as of January 1, 2003, CBRL Group, Inc. assumed sponsorship of the Prior Plan, and amended and restated the Plan in its entirety; and

WHEREAS, in order to comply with the requirements of the Code, as amended by the American Jobs Creation Act of 2004 (the “Act”), the Prior Plan was amended and restated with respect to the portion of each Member’s Account which is subject to the requirements of the Act as the CBRL  Group, Inc. 2005 Deferred Compensation Plan (the "2005 Plan"), effective as of January 1, 2005;

WHEREAS, for the purpose of assuring continued compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Final Treasury Regulations promulgated thereunder, and to reflect the change in sponsorship of the Plan from CBRL Group, Inc. to Cracker Barrel Old Country Store, Inc., it is necessary to amend and restate the 2005 Plan in its entirety as the Cracker Barrel Old Country Store, Inc. Deferred Compensation Plan (the "Plan");

NOW THEREFORE, effective as of  the Effective Date (except where another effective date is indicated, specified or incorporated by reference herein), Cracker Barrel Old Country Store, Inc. hereby assumes the sponsorship of, and amends and restates the 2005 Plan in its entirety as the Cracker Barrel Old Country Store, Inc. Deferred Compensation Plan, as set forth herein or as hereafter amended.

ARTICLE I

Definitions and Construction

1.1 Definitions. This Plan shall be deemed to have amended and restated the 2005 Plan and, commencing on the Effective Date, shall govern all amounts credited to a Member's Account other than Prior Plan Deferrals.  The terms of the Prior Plan shall remain in effect with respect to the portion of a Member's Account consisting of Prior Plan Deferrals.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, un1ess their context clearly indicates to the contrary.

(a)           Account: A memorandum bookkeeping account established on the records of the Company for a Member which is credited with amounts determined pursuant to Sections 4.1 and 4.2 of the Plan. As of any determination date, a Member’s benefit under the Plan shall be equal to the amount credited to his Account as of such date.

(b)           Board: The Board of Directors of the Company.

(c)           Committee: The administrative committee appointed by the Board to administer the Plan.

(d)           Company: Cracker Barrel Old Country Store, Inc.

(e)           Compensation: The total of all director fees and any other amounts paid by the Company to or for the benefit of a Member for services rendered or labor performed while a Member (as reported for federal income tax purposes), including the Member’s deferral contributions to this Plan.

(f)            Disability:  A Member shall be considered to be suffering from a Disability if the Member: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company which covers the Member.

(g)           Distribution Date:  The date on which a Member's Account becomes payable, as determined under Article VII.

(h)           Effective Date: January 1, 2009.

(i)            Election:  An election by a Member, consistent with the terms of this Plan and in a form and manner satisfactory to the Committee, to make elective deferral contributions to the Plan for a Plan Year, and to specify a time and form of payment for amounts attributable to the allocations to the Member's Account for such Plan Year.

(j)             Interest Credit: The interest applied to a Member’s Account as of the end of each calendar month. Such interest shall be at an annual rate equal to one and one-half percent (1.5%) over the ten (10) year Treasury Bill rate in effect as of the beginning of such calendar month.

(k)           Member: Any outside director of the Company who has not ceased to be a Member in accordance with Section 3.1 of the Plan.

(l)            Plan: The Cracker Barrel Old Country Store, Inc.  Deferred Compensation Plan, as set forth herein and as amended from time to time.

(m)          Plan Year: The twelve-consecutive month period commencing on the Effective Date, and each twelve-consecutive month period commencing January 1 of each year thereafter.

(n)           Prior Plan:  The CBRL Group, Inc. Deferred Compensation Plan, as in effect immediately prior to the Effective Date of this Plan.

(o)           Prior Plan Deferrals: The amount which, immediately prior to January 1, 2005, was credited to the Member's Account and which on such date was not subject to forfeiture, and any Investment Credit allocated to such amount since January 1, 2005.

(p)           Separation from Service:  A Member shall be considered to have experienced a Separation from Service when the facts and circumstances indicate that the Member and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Member will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Member (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Member has been providing services to the Company less than 36 months).

(q)           Specified Employee:  A Member who, as of the date of the Member's Separation from Service, is a "key employee" (as defined below) of the Company.  Provided, however, that no such Member shall be considered to be a Specified Employee as of any date unless on such date the stock of the Company is publicly traded on an established securities market or otherwise.

(1)           A Member is a key employee if the Member meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code).

(2)           A Member is a key employee if the Member meets the requirements of such Code sections at any time during the 12-month period ending on a "specified employee identification date."  If the Member is a key employee as of a specified employee identification date, the Member is treated as a key employee for the entire 12-month period beginning on the "specified employee effective date."  The "specified employee identification date means December 31 of any calendar year and the "specified employee effective date" means April 1 of the calendar year following the year of the specified employee identification date.

(r)           Trust Agreement: Any agreement which may be entered into between the Company and the Trustee establishing a trust to hold and invest contributions made by the Company under the Plan and from which all or a portion of the amounts payable under the Plan to Members and their beneficiaries will be distributed.

(s)           Trust Assets: Any assets held by the Trustee under the Trust Agreement.

(t)            Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(u)           Unforeseeable Emergency:  A severe financial hardship to the Member resulting from an illness or accident of the Member, the Member's spouse, the Member's designated beneficiary, or a dependent (as defined in section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code) of the Member, loss of the Member's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.   An unforeseeable emergency will not include the need to send a Member’s child to college or the desire to purchase a home.

(v)           2005 Plan:  The CBRL Group, Inc. 2005 Deferred Copmpensation Plan, as generally in effect during the period beginning on January 1, 2005 and ending on the Effective Date.

1.2           Number and  Gender.  Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3           Headings.  The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II

Administration

The Plan shall be administered by the Committee, which shall be authorized, subject to the provisions of the Plan, to establish rules and regulations and make such interpretations and determinations as it may deem necessary or advisable for the proper administration of the Plan, including, without limitation, the discretionary power (1) to construe the Plan and the Trust, (ii) to determine the eligibility of any individual for participation in the Plan, and (iii) to determine the eligibility for and amount of benefits payable to a Member or the Member’s designated beneficiary hereunder. All such rules, regulations, interpretations and determinations shall be binding on all Plan Members and their beneficiaries. The Committee shall be composed of not less than three (3) individuals who shall be appointed by the Board. Each member of the Committee shall serve until the member resigns or is removed by the Board. Upon the resignation or removal of a member of the Committee, the Board shall appoint a substitute member. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree, the Board shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

ARTICLE III

Participation

3.1           Eligibility. Any outside director of the Company shall become a Member upon designation by the Committee. Once an outside director has been designated as a Member, he or she shall automatically continue to be a Member until he or she has received payment in full of all benefits accrued for him or her under this Plan or until he or she is removed as a Member by the Committee.

3.2  Election. Any Member may file an Election to defer receipt of an integral percentage or sum certain (in an even $1,000 amount) of his or her Compensation for any Plan Year under the Plan. A Member’s Election to defer receipt of Compensation for any Plan Year shall be made prior to the beginning of such Plan Year, shall be irrevocable for such Plan Year, and shall specify the time and form of payment of the portion of the Member's Account attributable to amounts allocated to the Member's Account for the Plan Year. The reduction in a Member’s Compensation pursuant to such Election shall be effected by substantially equal Compensation reductions as of each payroll period within the Plan Year.

3.3  Initial  Election. Notwithstanding the provisions of Section 3.2 above, a Member may make his or her first Election during such thirty (30) day period following the date on which he or she becomes a Member, provided such Member  does not participate in another deferred compensation plan maintained by the Company that is required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations.  A Member's initial Election shall be attributable only to Compensation for services to be performed subsequent to the Election.

ARTICLE IV

Benefits

4.1  Amount of Benefit. As of each date on which Compensation is paid to the Member during the Plan Year, a Member’s Account shall be credited with an amount equal to the Compensation deferred under the Plan pursuant to an election by the Member as described in Article III.  As of any determination date, the benefit to which a Member or his beneficiary shall be entitled under the Plan shall be equal to the amount credited to such Member’s Account as of such date.

4.2  Interest Crediting. As of the last day of each calendar month, any portion of the Account of a Member which has not previously been distributed shall be credited with the Interest Credit for such calendar month.

ARTICLE V

Vesting

All amounts credited to a Member’s Account shall be fully vested and not subject to forfeiture for any reason; provided, however, such amounts shall remain subject to the claims of the general creditors of the Company, present and future, and no payments shall be made under this Plan to any Member or a Member’s designated beneficiary during any period in which the Committee, in its sole and absolute discretion, determines that the Company is insolvent and notifies the Trustee in writing of such determination.

ARTICLE VI

Trust

In the event the Company establishes a Trust in connection with this Plan, the Company may, from time to time and in its sole discretion, pay and deliver money or other property to the Trustee for the payment of benefits under the Plan. Distributions due under the Plan to or on behalf of Members shall be made by the Trustee in accordance with the terms of the Trust Agreement and the Plan; provided, however, that the Company shall remain obligated to pay all amounts due to such persons under the Plan, to the extent that such amounts are not paid from the Trust. Nothing in the Plan or the Trust Agreement shall relieve the Company of its obligation to make the distributions required in Article VII hereof except to the extent that such obligation is satisfied by the application of funds held by the Trustee under the Trust Agreement. No Member or beneficiary of a deceased Member shall have any security or other interest in Trust Assets. Any and all Trust Assets shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under the Plan during any period in which the Committee, in its sole and absolute discretion, determines that the Company is insolvent and notifies the Trustee in writing of such determination. The Trust Agreement shall prohibit the location of trust assets outside the United States or the transfer of trust assets outside the United States.  Should an inconsistency or conflict exist between the specific terms of the Plan and those of the Trust Agreement, then the relevant terms of the Plan shall govern and control.

ARTICLE VII

Payment of Benefits

7.1           Separation from Service.  Upon a Member’s Separation from Service with the Company for any reason other than death (including retirement or Disability), the amount credited to each Member’s Account as of the date of such Member’s termination of employment or service shall be distributed to such Member pursuant to Sections 7.3 and 7.4 below.

7.2           Death.  Upon a Member’s death, the amount credited to such Member’s Account as of the date of such Member’s death shall be distributed to such Member’s designated beneficiary pursuant to Sections 7.3 and 7.4 below. The Member, by written instrument filed with the Committee in such manner and form as the Committee may prescribe, may designate one or more beneficiaries to receive such payment. The beneficiary designation may be changed from time to time prior to the death of the Member. In the event that the Committee has no valid beneficiary designation on file, the amount credited to each Member’s Account shall be distributed to the Member’s surviving spouse, if any, or if the Member has no surviving spouse, to the executor or administrator of the Member’s estate.

7.3           Time of Payment.  Subject to the requirements of this section, Payment of a Member’s benefit hereunder shall begin as soon as administratively feasible, but in any event not later than the 15th day of the third month, following the Distribution Date.

(a)           The "Distribution Date" of a Member's Account shall be the date specified as the Distribution Date in the Member's Election.  Provided, however, that the Distribution Date shall not occur before the earliest of:

(1)           the Member's Separation from Service;

(2)           the Member's Disability; or

(3)           the Member’s death.

(b)           Subject to the requirements of Article VIII, all or a portion of a Member's Account may be distributed upon the occurrence of an Unforeseeable Emergency.

(c)           Notwithstanding the other requirements of this section, in the case of any Specified Employee, any distribution as the result of the Member's Separation from Service may not occur before the date which is six months after the date of the Member’s Separation from Service (or, if earlier, the date of death of the Member).

(d)           A Member may elect to postpone the commencement of benefits hereunder to a date which is specified by the Member in an Election; provided, however, that:

(1)	such an election may not take effect until at least 12 months after the date on which it is made, and

(2)
except in the case of a payment of benefits as the result of the Member's death or Disability, or a distribution as the result of an Unforseeable Emergency, as described in Article VIII, the first payment with respect to which the election is made must be deferred for a period of at least 5 years from the date on which the payment would otherwise have been made.

7.4           Form of Payment.  Subject to the prior approval of the Committee, a Member, or the Member’s designated beneficiary in the case of the death of the Member, may elect to receive benefits hereunder in either of the following forms or any combination thereof:

(a)           a single sum payment; or

(b)           quarterly installment payments over a specified term not to exceed five (5) years.

The form of payment shall be specified by the Member in an Election.  Provided, however, that any election by a Member to receive payment in installments shall not be effective unless balance in the Member's Account (or the portion of the Account to which the installment election applies) exceeds $10,000.  The Committee shall maintain records sufficient to determine the portion of the Member's Account to which each such Election applies.

7.5           Special Pre-December 31, 2008 Distribution Election Right.  Notwithstanding any of the provisions of this Article VII, the Committee may, in its discretion and pursuant to and in accordance with certain transition relief contained in guidance that is cited in Section XII.A of the preamble to Sections 1.409A-1 through 1.409A-6 of the Treasury Regulations, and by adopting and distributing written forms, notices, or other written documents, permit any Member to make, at any time on or after January 1, 2008 and before December 31, 2008, and by filing with the Committee a writing or form approved or prepared by the Committee, a new election as to the commencement date of the payments and/or the period over which payments will be made that will apply to any portion of the amounts allocated to the Member’s Account prior to the date of such election (which amounts shall be referred to, for purposes of this Section 7.5, as the Member’s “previously allocated amounts”).

(a)           Conditions on Pre-December 31, 2008 Distribution Election. Notwithstanding the foregoing: (i) in no event shall any election made under the provisions of this Section 7.5 be given any effect under the Plan unless the Member actually makes such new election on or after January 1, 2008 and before December 31, 2008; and (ii) any election made under the provisions of this Section 7.5 shall not be given any effect under the Plan to the extent that it attempts to apply to any portion of the Member’s previously allocated amounts that would otherwise be paid during 2008 or attempts to cause any portion of the Member’s previously allocated amounts to be paid during 2008.

(b)           Incorporation of Pre-December 31, 2008 Distribution Election Forms.  Any written forms, notices, or other written documents adopted and distributed by the Committee under the terms of this Section 7.5 shall be deemed to be incorporated into this Plan and an amendment to this Plan.

(c)           Effective Date.  This Section 7.5 shall become effective as of January 1, 2008.

ARTICLE VIII

Distributions Upon Unforeseeable Emergency

 Upon written application by a Member who has experienced an Unforeseeable Emergency, as determined by the Committee, the Committee may distribute to such Member an amount not to exceed the least of (i) the amount credited to such Member’s Account, (ii) the amount requested by the Member, or (iii) the amount determined by the Committee as being reasonably necessary to satisfy the need created by the Unforseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Member's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE IX

Nature of the Plan

The Plan shall constitute an unfunded, unsecured obligation of the Company for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended. The Company in its sole discretion may set aside such amounts for the payment of Accounts as the Company from time to time may determine. No Member shall have any security or other interest in any such amounts set aside or any other assets of the Company. Neither the establishment of the Plan, the operation thereof, nor the setting aside of any amounts shall be deemed to create a funding arrangement. Members shall have the status of general unsecured creditors of the Company, and this Plan constitutes a mere promise by the Company to make benefit payments in the future.

ARTICLE X

Amendment and Termination

The Board may amend or terminate the Plan, by resolution duly adopted, without the consent of the Members; provided, however, that no such amendment or termination shall reduce the amount of any benefits which have been earned prior to any such amendment or termination. Further, upon termination of the Plan, the Committee, in its sole discretion, may elect to distribute the amount credited to each Member’s Account in a lump sum cash payment as soon as administratively feasible following the date of termination of the Plan.

ARTICLE XI

Claims and Appeals Procedures

11.1         Claims.  Any claim for benefits shall be made in writing to the Committee. The Committee will handle claims in accordance with the following provisions:

(a)           General Rule.  If a claim is wholly or partially denied, the Committee shall notify the Member or beneficiary claimant, in accordance with paragraph (c) of this Section, of the Plan's adverse benefit determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Member or beneficiary claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed a period of 90 days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

(b)           Calculating Time Periods.  For purposes of this Section 12.1, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan's claim procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(c)           Manner and Content of Notification of Benefit Determination.  The Committee shall provide a Member or beneficiary claimant with written notification of any adverse benefit determination.  The notification shall set forth, in a manner calculated to be understood by the Member or beneficiary claimant--

(1)	The specific reason or reasons for the adverse determination;

(2)	Reference to the specific Plan provisions on which the determination is based;

(3)	A description of any additional material or information necessary for the Member or beneficiary claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)
A description of the Plan's review procedures as described in Section 12.2 and the time limits applicable to such procedures, including a statement of the Member or beneficiary claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

11.2         Appeal of Adverse Benefit Determinations.  Within 60 days after the receipt from the Committee of any written denial of a claim for benefits, a Member or beneficiary whose claim is denied may request, by written application to the Committee, a review by the Committee of the decision denying the payment of benefits.

(a)           Submission of Additional Information.  In connection with an appeal of an adverse benefit determination under this Section 12.2, a Member or beneficiary shall be entitled to submit written comments, documents, records, and other information relating to the claim for benefits.  Review of an appeal under this Section 12.2 shall take into account all comments, documents, records, and other information submitted by the Member or beneficiary relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(b)           Review of Relevant Information.  The Member or beneficiary shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Member or beneficiary's claim for benefits.  For purposes of this Section, the determination of whether a document, record, or other information shall be considered "relevant" shall be made in accordance with the definition in Section 12.4(c).

11.3         Notification of Benefit Determination on Review.

(a)           Manner and Content of Notification of Benefit Determination on Review.  The Committee shall provide a Member or beneficiary claimant with written notification of the Plan's benefit determination on review.  In the case of an adverse benefit determination, the notification shall set forth, in a manner calculated to be understood by the Member or beneficiary claimant:

(1)	The specific reason or reasons for the adverse determination;

(2)	Reference to the specific plan provisions on which the determination is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits.  For purposes of this Section, determination of whether documents, records, and other information shall be considered "relevant" shall be made in accordance with the definition provided in Section 12.4(c);

(4)	A statement of the Member or beneficiary claimant's right to bring a civil action under Section 502(a) of ERISA.

(b)           Timing of Notification of Benefit Determination on Review.

(1)
General Rule.  Except as provided in paragraph (2) of this Section, the Committee shall notify a Member or beneficiary claimant in accordance with paragraph (a) of this Section of the Plan's benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the claimant's request for review by the Plan, unless the Committee determines that special circumstances require an extension of time for processing the claim.  If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period.  In no event shall such extension exceed a period of 60 days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(2)
Special Rule.  In the event that the Committee holds regularly scheduled meetings at least quarterly, paragraph (1) of this Section shall not apply, and the Committee shall instead make a benefit determination no later than the date of the meeting of the Committee that immediately follows the Plan's receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting.  In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan's receipt of the request for review.  If special circumstances require further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan's receipt of the request for review.  If such an extension of time for review is required because of special circumstances, the Committee shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension.  The Committee shall notify the claimant, in accordance with paragraph (a) of this Section, of the benefit determination as soon as possible, but no later than 5 days after the benefit determination is made.

(3)
Calculating Time Periods.  For purposes of this Section 12.3, the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the reasonable procedures of a Plan, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.  In the event that a period of time is extended as permitted pursuant to paragraph (1) or (2) of this Section due to a claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

11.4         Definitions.   For purposes of this Article XI, the following terms shall have the meanings indicated:

(a)           Adverse benefit determination.  "Adverse benefit determination" means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Member's or beneficiary's eligibility to participate in the Plan.

(b)           Notice or notification.  "Notice" or "Notification" means the delivery or furnishing of information to an individual in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to material required to be furnished or made available to an individual.

(c)           Relevant.  A document, record or other information shall be considered "relevant" to the Member or beneficiary's claim if such document, record or other information:

(1)	was relied upon in making the benefit determination;

(2)
was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; and demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that benefit claim determinations are made in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Members or beneficiaries.

ARTICLE XII

Miscellaneous

12.1         Indemnification. The Company shall indemnify and hold harmless each member of the Committee and any other person acting on its behalf, against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the individual’s own willful misconduct or lack of good faith. Expenses against which such person shall be indemnified hereunder include, without limitation, the amounts of any settlement or judgment, costs, counsel, fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

12.2         Effective  Date.  This amendment to and restatement of the Plan shall become operative and effective as of the Effective Date (or such other date or dates as may be specified herein) and shall continue until amended or terminated as provided in Article XI.

12.3         Withholding Taxes. The Company shall have the right to deduct from any payments made under this Plan, any federal, state or local taxes required by law to be withheld with respect to such payments.

12.4         Nonalienation of Benefits.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Member, prior to actually being received; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits subject to the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder shall be void and without any force and effect.

12.5         Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; rather, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

12.6         Jurisdiction and Applicable Law. The situs of the Plan hereby created is Tennessee. All provisions of the Plan shall be construed in accordance with the laws of Tennessee except to the extent preempted by federal law.  This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 and the Final Treasury Regulations promulgated thereunder, and shall be interpreted in accordance with such intent.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned has caused this amended and restated Plan to be executed this 2nd day of December 2008, effective as of January 1, 2009.

Cracker Barrel Old Country Store, Inc.

By:	John W. Rains

Title:	VP Compensation & Benefits